
                                                       EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)
                       Nine Months
                          Ended
                       September 30, Year    Year    Year    Year    Year
                             1998    1997    1996    1995    1994    1993
                           ------- ------- ------- ------- ------- -------
EARNINGS
Income from continuing
  operations before
  income taxes and
  minority interest*        $1,555  $3,440  $2,479  $2,168  $2,011  $1,851

Add:
Interest on debt               106      94      79     102      70      39

Interest component of the
ESOP benefit expense            22      32      34      37      39      41

Portion of rent under
operating leases
representative of the
interest component              33      41      46      51      46      44

Less: Equity in undistributed
income of 20-50% owned
companies                        4       3      --       1       2      --
                            ------ ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES           $1,712  $3,604  $2,638  $2,357  $2,164  $1,975
                            ======  ======  ======  ======  ======  ======

FIXED CHARGES
Interest on debt               106      94      79     102      70      39

Interest component of the
ESOP benefit expense            22      32      34      37      39      41

Portion of rent under
operating leases
representative of the
interest component              33      41      46      51      46      44
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $  161  $  167  $  159  $  190  $  155  $  124
                            ======  ======  ======  ======  ======  ======

RATIO OF EARNINGS TO
FIXED CHARGES                10.63   21.58   16.59   12.41   13.96   15.93

<F1>
*1998 includes a pre-tax restructuring charge of $332 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million; 1995 includes a pre-tax restructuring charge of $79 million.

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